Consent of Independent Registered Public Accounting Firm

The Board of Directors The Neuromed Group of Companies

We consent to incorporation by reference in Form 8-K of CombinatoRx, Incorporated of our report dated July 10, 2009, with respect to the combined balance sheets of The Neuromed Group of Companies as of September 30, 2008 and 2007, and the related combined statements of operations, shareholders’ deficiency and comprehensive loss, and cash flows, for each of the years in the three-year period ended September 30, 2008, which report appears in the Form S-4 of CombinatoRx dated December 1, 2009.

Our report dated July 10, 2009 contains an explanatory paragraph that states the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP Vancouver, Canada December 18, 2009